EXHIBIT A
CONSENT
     I hereby consent to the use of my name and the making of the statements with respect to me that are set forth under the caption “Validity of the Securities” in the Prospectus included in this Registration Statement or amendment thereto filed by Nordic Investment Bank with the Securities and Exchange Commission.

/s/ Sten Holmberg
Sten Holmberg
Senior Legal Officer

Helsinki, April 18, 2007